                                                                   EXHIBIT 10.11

                               October 18, 1999


Mr. Jim Tolonen
One Bayview, #4
Los Gatos, CA  95030


Dear Jim:

          On behalf of the Board of Directors of Snowball.com ("Snowball"), we would like to offer you the position of Chief Financial Officer and Chief Operating Officer of Snowball subject to the following terms and conditions:

          1.  Title; Salary. Effective October 18, 1999 (the "Commencement
              -------------
Date"), you will be employed as Chief Financial Officer and Chief Operating Officer. You will report to the Chief Executive Officer of Snowball. Your base salary will be no less than $225,000 annually, subject to review by the Snowball Board of Directors on January 1, 2000 and then at least annually thereafter.

          2.  Benefits; Expenses. You will be eligible to participate in
              ------------------
Snowball's employee benefit plans of general application, including, without limitation, those plans covering incentive compensation and medical, disability and life insurance in accordance with the rules established for individual participation in any such plan and under applicable law. You will be eligible for vacation and sick leave in accordance with the policies in effect during the term of this agreement and you will be eligible to receive such other benefits as Snowball generally provides to its other employees of comparable position and experience.

          3.  Indemnification. In the event you are made, or threatened to be
              ---------------
made, a party to any legal action or proceeding, whether civil or criminal, by reason of the fact that you are or were an employee, director or officer of Snowball or serve or served any other corporation fifty percent (50%) or more owned or controlled by Snowball in any capacity at Snowball's request, you shall be indemnified by Snowball, and Snowball shall pay your related expenses when and as incurred, all to the fullest extent permitted by law.

          4.  Options. You will be granted an option to purchase 600,000 shares
              -------
of the Company's common stock (the "Option"). Except as otherwise set forth in this agreement, the Option will vest on a monthly basis over a 48-month period beginning on the Commencement Date. The exercise price of the Option will be $2.00 per share, which is the fair market value of Snowball's common stock on the Commencement Date. The Option will be immediately exercisable subject to Snowball's right to repurchase any shares that have not vested pursuant to either the preceding sentence or paragraph 8 below, upon your termination of employment for any reason.

          5.  Series B Preferred Stock. In addition, you may purchase from
              ------------------------
Snowball up to 100,000 shares of Series B Preferred Stock at a purchase price of $6.33 per share (the "Preferred Stock"). You must exercise your right to purchase the Preferred Stock on or before Wednesday, October 20, 1999. You may pay up to $333,000 of the purchase price with a full recourse promissory note (the "Preferred Stock Note") which will be secured by the Preferred Stock and will accrue interest monthly at the minimum rate sufficient to avoid imputation of income under the Code. There will be no prepayment penalty. Snowball will forgive 1/48th of the principal amount of the Preferred Stock Note and any accrued interest on the last day of each month following the Commencement Date. In addition, Snowball will forgive the Preferred Stock Note and any accrued interest in full upon a Change of Control (as defined in Section 7 below). To the extent the Preferred Stock Note has not been forgiven, except as otherwise set forth in this agreement, the Preferred Stock Note shall be due and payable in full on the earlier to occur of (i) the fourth anniversary of the date of the Preferred Stock Note or (ii) 30 days following your Termination for Cause or your Voluntary Termination (each as defined in Section 6 below).

          6.  At-Will Employment.  Your employment with Snowball will be at-will
              ------------------
and may be terminated by you or by Snowball at any time for any reason as follows:.

              (a) You may terminate your employment upon written notice to the Board of Directors at any time in your discretion ("Voluntary Termination");

              (b) You may terminate your employment upon written notice to the Board of Directors at any time for "Good Reason" as defined below ("Involuntary Termination").

              (c) Snowball may terminate your employment upon written notice to you at any time following a determination by the Board of Directors that there is "Cause," as defined below, for such termination ("Termination for Cause");

              (d) Snowball may terminate your employment upon written notice to you at any time in the sole discretion of the Board of Directors without a determination that there is Cause for such termination ("Termination without Cause");

              (e) Your employment will automatically terminate upon your death or upon your disability as determined by the Board of Directors ("Termination for Death or Disability"); provided that "disability" shall mean your complete inability to perform your job responsibilities for a period of 90 consecutive days or 90 days in the aggregate in any 12-month period.

          7.  Definition.  For purposes of this agreement, the following terms
              ----------
will have the following meanings:

               (a) "Cause" means (i) gross negligence or willful misconduct in the performance of your duties to Snowball (other than as a result of a disability) that has resulted or is likely to result in substantial and material damage to Snowball, after a written demand for substantial performance is delivered to you by the Board of Directors which specifically identifies the manner in which the Board believes you have not substantially performed your duties and you have been provided with a reasonable opportunity to cure any alleged gross negligence or willful misconduct; (ii) repeated failure to perform your duties to Snowball as requested in writing by the Chief Executive Officer or the Board of Directors (other than as a result of a disability); (iii) commission of any act of fraud with respect to Snowball; or (iv) conviction of a felony or a crime causing material harm to the business and affairs of Snowball. No act or failure to act by you shall be considered "willful" if done or omitted by you in good faith with reasonable belief that your action or omission was in the best interests of Snowball.

               (b) "Change of Control" means (i) any person or entity becoming the beneficial owner, directly or indirectly, of securities of Snowball representing fifty (50%) percent of the total voting power of all its then outstanding voting securities, (ii) a merger or consolidation of Snowball in which its voting securities immediately prior to the merger or consolidation do not represent, or are not converted into securities that represent, a majority of the voting power of all voting securities of the surviving entity immediately after the merger or consolidation, (iii) a sale of substantially all of the assets of Snowball or a liquidation or dissolution of Snowball, or (iv) individuals who, as of the Commencement Date, constitute the Board of Directors (the "Incumbent Board") cease for any reason to constitute at least a majority of such Board; provided that any individual who becomes a director of Snowball subsequent to the Commencement Date, whose election, or nomination for election by Snowball stockholders, was approved by the vote of at least a majority of the directors then in office shall be deemed a member of the Incumbent Board.

               (c) "Good Reason" means the occurrence of any of the following events without your prior written consent: (i) a reduction in your base salary;
(ii) a material adverse change in your title; (iii) a material adverse change in your responsibilities or authority; (iv) a material reduction in your employee benefits other than a reduction in employee benefits which applies to all Snowball employees of comparable position and experience; or (v) a relocation of your place of employment outside of the seven (7) Bay Area counties; or (vi) Snowball's failure to obtain the assumption of this agreement described in paragraph 10.

          8.   Separation Benefits.  Upon termination of your employment with
               -------------------
Snowball for any reason, you will receive payment for all salary and unpaid vacation accrued to the date of your termination of employment. Your benefits will be continued under Snowball 's then existing benefit plans and policies for so long as provided under the terms of such plans and policies and as required by applicable law. Under certain circumstances, you will also be entitled to receive severance benefits as set forth below, but you will not be entitled to any other compensation, award or damages with respect to your employment or termination; provided, however, that if Snowball implements a severance policy, program or plan that provides different severance benefits than those described below, you may elect, at your option, to receive the applicable severance benefits under such policy, program or plan in lieu of the severance benefits described below.

               (a) In the event of your Voluntary Termination, Termination for Death or Disability or Termination for Cause, you will not be entitled to any cash severance benefits or additional vesting of shares of options or forgiveness of the Preferred Stock Note.

               (b) In the event of your Termination without Cause or Involuntary Termination, you will not be entitled to any cash severance, but the vesting of your Option will immediately be accelerated by six months. In addition, the Preferred Stock Note and any accrued interest thereon will be forgiven in full.

               (c) In the event of your Termination without Cause or your Involuntary Termination within sixty days prior to or one year following a Change of Control, you will not be entitled to any cash severance benefits, but the vesting of your Option will immediately be accelerated by one year. (Such acceleration shall be in lieu of any acceleration pursuant to paragraph 8(b) above.) In addition, the Preferred Stock Note and any accrued interest thereon will be forgiven in full.

               (d)  If your severance and other benefits provided for in this
Section 8 constitute "parachute payments" within the meaning of Section 280G of the Code and, but for this subsection, would be subject to the excise tax imposed by Section 4999 of the Code, then your severance and other benefits under this Section 8 will be payable, at your election, either in full or in such lesser amount as would result, after taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, in your receipt on an after-tax basis of the greatest amount of option vesting, forgiveness of indebtedness and other benefits.

               (e) No payments due you hereunder shall be subject to mitigation or offset.

          9.   Arbitration.  The parties agree that any dispute regarding the
               ------------
interpretation or enforcement of this agreement shall be decided by confidential, final and binding arbitration conducted by the American Arbitration Association ("AAA") under the then existing AAA rules rather than by litigation in court, trial by jury, administrative proceeding or in any other forum.

          10.  Successors.  This agreement is binding on and may be enforced by
               ----------
Snowball and its successors and assigns and is binding on and may be enforced by you and your heirs and legal representatives. Any successor to Snowball or substantially all of its business (whether by purchase, merger, consolidation or otherwise) will in advance assume in writing and be bound by all of Snowball's obligations under this agreement.

          11.  Waiver.  Neither party shall, by mere lapse of time, without
               ------
giving notice or taking other action hereunder, be deemed to have waived any breach by the other party of any of the provisions of this agreement. Further, the waiver by either party of a particular breach of this agreement by the other shall neither be construed as, nor constitute a, continuing waiver of such breach or of other breaches by the same or any other provision of this agreement.

          12.  Entire Agreement.  This agreement, the stock option agreement
               ----------------
between you and Snowball and the Series B-1 Preferred Stock Purchase Agreement between you and Snowball dated October 20, 1999 represent the entire agreement between us concerning the subject matter of your employment by Snowball and supersede any prior agreements.

          13.  Governing Law.  This agreement will be governed by the laws of
               -------------
the state of California without reference to conflict of laws provisions.


          We look forward to your contributions as part of the Snowball team.

                                  Sincerely yours,

                                  /s/ Mark Jung

                                  Mark Jung
                                  President and Chief Executive Officer

By signing this letter, I am agreeing to the above.

Signature: /s/ James R. Tolonen                           Date: 10/18/99
          ------------------------                             -------------